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[GEAC LOGO]
                                                                    NEWS RELEASE

                     GEAC ANNOUNCES SUCCESSFUL CONCLUSION OF
                            TENDER OFFER FOR COMSHARE

                  - GEAC OWNS APPROXIMATELY 90.6% OF COMSHARE -

MARKHAM, ONTARIO AND ANN ARBOR, MICHIGAN - August 13, 2003 - Geac Computer Corporation Limited (TSX: GAC), a global enterprise software company for Business Performance Management, and Comshare, Incorporated (Nasdaq: CSRE), a leading provider of software that helps companies implement and execute strategy, today announced the successful completion of the subsequent offering period for Geac's tender offer to purchase all the outstanding shares of common stock of Comshare at a price of US$4.60 per share. The subsequent offering period expired at 5:00 p.m. EDT on Wednesday, August 13, 2003.

Based upon a tally by Equiserve Trust Company, N.A., the depositary for the offer, an aggregate of 9,792,548 shares of Comshare common stock were validly tendered in the initial offering period and subsequent offering period. Geac, through its indirect wholly owned subsidiary Conductor Acquisition Corp., has accepted for payment all shares validly tendered in the tender offer. In addition, Conductor Acquisition Corp. has purchased directly from Comshare an additional 363,201 common shares of Comshare at a price of US$4.60 per share, for an aggregate price of US$1,670,725, in connection with the exercise of the top-up option granted in the merger agreement between Geac and Comshare. The top-up shares together with the shares tendered and accepted represent a total of 10,155,749 shares, or 90.61% of Comshare's 11,208,347 total shares outstanding.

Geac plans to effect a merger of Conductor Acquisition Corp. with and into Comshare on Thursday, August 14, 2003, or as soon as practicable thereafter. The merger will be consummated without a vote or meeting of Comshare stockholders, in accordance with Michigan law. In the merger, each of the remaining shares of Comshare common stock will be converted into the right to receive US$4.60 in cash, without interest. In connection with the merger, all outstanding stock options will be cancelled and each holder of an outstanding stock option to purchase shares of Comshare's common stock at an exercise price less than US$4.60 per share will, assuming such option has not been exercised prior to completion of the merger, receive a cash payment equal to the difference between the exercise price which otherwise would have been paid by such holder, and the offer price of US$4.60 per share.

Questions and requests for assistance concerning the offer may be directed to Georgeson Shareholder Securities Corporation, the dealer manager for the offer, at (800) 445-1790, or Georgeson Shareholder Communications Inc., the information agent for the offer, at (800) 286-9178.

ABOUT GEAC
Geac (TSX: GAC - News) is a global enterprise software company for Business Performance Management, providing customers worldwide with the core financial and operational solutions and services to improve their business performance in real time. Further information is available at http://www.geac.com or through e-mail at info@geac.com.




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[GEAC LOGO]
                                                                    NEWS RELEASE



ABOUT COMSHARE
Comshare, Incorporated (NASDAQ:CSRE) is a leading provider of software that helps companies implement and execute strategy. Comshare's corporate performance management application encompasses planning, budgeting, forecasting, financial consolidation, management reporting and analysis. For more information on Comshare, please call 1-800-922-7979, send email to info@comshare.com or visit Comshare's website at www.comshare.com.

SAFE HARBOR STATEMENT
Geac has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, and Comshare has filed with the Commission a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer. Comshare stockholders are advised to read Geac's tender offer statement and Comshare's solicitation/recommendation statement, as amended, because they contain important information about Geac, Comshare, the tender offer and the merger. Comshare stockholders may obtain free copies of these statements from the Securities and Exchange Commission's website at www.sec.gov, or by contacting Geac Investor Relations at 905-475-0525 x3325 or investor@geac.com or Comshare Investor Relations at 734-994-4800 or bjarzynski@comshare.com.

This press release may contain forward-looking statements based on current expectations. Important factors that could cause a material difference between these forward-looking statements and actual events include those set forth under the heading "Risks and Uncertainties" in Geac's Management Discussion and Analysis for the fiscal year ended April 30, 2003 contained in its Report of Foreign Issuer on Form 6-K, filed with the United States Securities and Exchange Commission on July 2, 2003, copies of which are available through the website maintained by the SEC at www.sec.gov, and in Geac's Management Discussion and Analysis for the fiscal year ended April 30, 2003 filed with the Canadian Securities Administrators on June 25, 2003 and available through the website maintained by the Canadian Depository for Securities Limited at www.sedar.com.

FOR FURTHER INFORMATION

Melody Firth
Geac
905.475.0525 x3325
melody.firth@geac.com